Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of AT&T Inc. of our report dated March 3, 2005, relating to the financial statements of Omnipoint Facilities Network II, LLC, which appears in the Form 10-K of Cingular Wireless LLC for the year ended December 31, 2005. Our report is referenced in the report on the consolidated financial statements of Cingular Wireless LLC which is included in the Form 10-K of BellSouth Corporation which is incorporated by reference in this Amendment No. 2 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in this Amendment No. 2 to the Registration Statement.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
June 1, 2006